Exhibit 99.1

Shareholder Relations                 NEWS RELEASE
288 Union Street
Rockland, Ma. 02370

INDEPENDENT BANK CORP. REPORTS SECOND QUARTER NET INCOME OF $37.6 MILLION
Business fundamentals remain strong

Rockland, Massachusetts (July 22, 2021) Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced 2021 second quarter net income of $37.6 million, or $1.14 per diluted share, compared to net income of $41.7 million, or $1.26 per diluted share, reported for the first quarter of 2021. Second quarter results included merger related costs of $1.7 million associated with the acquisition of Meridian Bancorp Inc. ("Meridian") and its subsidiary East Boston Savings Bank, which is expected to close in the fourth quarter of 2021. Excluding these merger-related costs, net of tax, operating net income was $38.8 million, or $1.17 per diluted share, for the second quarter of 2021. Please refer to "Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP)" below for a reconciliation of net income to operating net income.

"Our core fundamentals are strong and we are well-positioned to continue to take advantage of growth opportunities as the local economy continues to re-adjust post-pandemic,” said Christopher Oddleifson, the Chief Executive Officer of Independent Bank Corp. and Rockland Trust Company. “We have been hard at work on our previously announced merger with Meridian Bancorp./East Boston Savings Bank and are excited about the possibilities the transaction represents for our future. I continue to be inspired by the dedication and effort of my colleagues, and their collective commitment to our customers, the communities we serve, and to each other as we live out our mission of being the bank Where Each Relationship Matters®.”

BALANCE SHEET

Total assets of $14.2 billion at June 30, 2021 increased by $420.3 million, or 3.1%, from the prior quarter, and by $1.2 billion, or 9.0%, as compared to the year ago period, driven by continued significant growth in deposits, leading to increased liquid assets in the second quarter of 2021.

Total loans at June 30, 2021 decreased by $307.7 million, or 3.3% (13.3% annualized), when compared to the prior quarter which was primarily attributable to a net reduction in Paycheck Protection Program ("PPP") loan balances of $363.7 million, or 43.0%, as the program concluded its second round of funding with focus pivoting toward loan forgiveness. Exclusive of PPP loan activity, total loans increased $55.9 million, or 2.7% on an annualized basis, reflecting a modest, yet positive shift in overall economic activity. Fueling the net growth, commercial loans increased $66.2 million, or 1.1% (4.3% annualized) during the second quarter, primarily due to growth in residential-based commercial real estate projects, as well as 5.0% (19.9% annualized) growth in small business loans, capitalizing on positive momentum from the successful PPP experience and overall market disruption. Partially offsetting these growth factors, construction loan balances decreased 3.8% from the prior quarter, reflecting an accelerated pace of project completion, while modest new fundings and restrained line utilization in the commercial and industrial portfolio continued to challenge growth. Strong closing volumes were experienced within both the residential and home equity portfolios, with a larger portion of residential closings being retained in the portfolio rather than sold into the secondary market compared to prior quarters. However the low interest-rate environment and excess consumer liquidity positions continued to drive elevated payoff activity and historically low home equity line utilization rates.

Deposit balances of $12.0 billion at June 30, 2021 increased by $393.4 million, or 3.4% (13.6% annualized), from the prior quarter, reflecting additional government stimulus payments along with robust new account activity in both consumer and business product categories. With continued reduction in time deposit balances, core deposits rose to 91.6% of total deposits at June 30, 2021, which, combined with the runoff of higher cost time deposits and further rate reductions across all products, contributed to a total cost of deposits for the second quarter of 0.07%, representing a reduction of three basis points when compared to the prior quarter.

The securities portfolio increased by $251.3 million, or 17.6%, when compared to the prior quarter, reflecting a continued direct strategy to deploy a portion of excess cash balances into securities. Total purchases for the quarter were $340.2 million, offset by paydowns, calls, and maturities.

Total borrowings decreased by $4.7 million, or 2.6% when compared to the prior quarter reflecting repayments of outstanding debt.

Stockholders' equity at June 30, 2021 increased by 1.5% (6.1% annualized), as compared to the prior quarter, reflecting continued strong earnings retention. Book value per share increased by $0.78, or 1.5%, to $52.72 during the second quarter as compared to the prior quarter. The Company's ratio of common equity to assets of 12.27% decreased by 18 basis points from the prior quarter and by 57 basis points from the year ago period. The Company's tangible book value per share at June 30, 2021 rose by $0.82, or 2.3%, from the prior quarter to $36.78, representing an increase of 6.3% from the year ago period. The Company's ratio of tangible common equity to tangible assets of 8.89% at June 30, 2021 represents a 7 basis point decrease compared to the prior quarter and a 23 basis point decrease compared to the year ago period.

Please refer to Appendix A for a detailed reconciliation of Non-GAAP metrics.

NET INTEREST INCOME

Net interest income for the second quarter decreased to $93.4 million compared to $95.6 million for the prior quarter, driven primarily by reductions in PPP fee recognition as $7.2 million was recognized in the second quarter compared to $9.5 million for the prior quarter. The 2021 second quarter net interest margin was heavily impacted by the Company's increased excess liquidity position, decreasing by 26 basis points from the prior quarter to 2.99%. The table below illustrates the changes within the net interest margin for the second quarter:

Net interest margin as of March 31, 2021	3.25%
Excess liquidity - cash and securities	(0.19)%
Loan yields	(0.03)%
PPP loan impact	(0.06)%
Other noncore adjustments	(0.01)%
Decreased cost of funds	0.03%
Net interest margin as of June 30, 2021	2.99%

Please refer to Appendix C for additional details regarding the net interest margin.

NONINTEREST INCOME

Noninterest income of $25.0 million for the second quarter of 2021 was $279,000, or 1.1%, lower than the prior quarter. Significant changes in noninterest income for the second quarter compared to the prior quarter included the following:

•Deposit account fees increased by $238,000, or 6.6%, primarily driven by overdraft fees.

•Interchange and ATM fees increased by $348,000, or 12.8%, due primarily to increased volume during the second quarter, reflecting a rise in customer spending.

•Investment management income increased by $568,000, or 6.8%, due primarily to an increase in assets under administration along with seasonal tax preparation fees during the second quarter. Assets under administration increased by 4.3% from the prior quarter to a record high of $5.4 billion as of June 30, 2021.

•Mortgage banking income decreased by $3.0 million, or 52.9%, reflecting a larger portion of new originations retained in the Company's portfolio versus sold into the secondary market, coupled with gain on sale margin compression during the quarter.

•Income from bank owned life insurance policies increased $266,000, or 20.1%, reflecting the full quarter impact of $40.0 million in new policies purchased during the first quarter of 2021.

•Other noninterest income increased by $1.7 million, or 52.5%, primarily attributable to $1.1 million in income recognized from other investments, unrealized gains on equity securities, and an increase in income from like-kind exchanges.

NONINTEREST EXPENSE

Noninterest expense of $73.3 million for the second quarter of 2021 was $3.6 million, or 5.2% higher than the prior quarter. Significant changes in noninterest expense for the second quarter compared to the prior quarter included the following:

•Salaries and employee benefits increased by $2.7 million, or 6.9%, mainly due to increases in incentive compensation, general salaries, and other commissions. These increases were offset partially by decreases in medical plan insurance expenses and payroll taxes.

•Occupancy and equipment decreased by $567,000, or 6.1%, mainly due to decreases in snow removal costs and cleaning expenses.

•FDIC assessment decreased by $275,000, or 26.2%, reflecting a lower fee for the quarter along with a refund of prior period assessment fees of approximately $109,000.

•During the second quarter of 2021 there were $1.7 million of merger and acquisition expenses relating to the Meridian acquisition. No such costs were incurred during the first quarter of 2021.

•Other noninterest expense remained flat, primarily due to decreases in consultant fees and card issuance costs, partially offset by increases in legal fees, director expenses related to equity compensation during the quarter and additional reserve for unfunded commitments.

    The Company generated a return on average assets and a return on average common equity of 1.08% and 8.70%, respectively, for the second quarter of 2021, as compared to 1.26% and 9.87%, respectively, for the prior quarter. On an operating basis, return on average assets and return on average common equity were 1.12% and 8.98%, respectively, for the second quarter of 2021.

The tax rate of 24.9% for the second quarter was higher than the prior quarter rate of 22.3%, which included $1.4 million of discrete tax benefits related primarily to low income housing tax credits and equity compensation.

ASSET QUALITY

During the second quarter, the Company recorded total net charge-offs of $192,000, or 0.01% of average loans on an annualized basis. Nonperforming loans decreased by 19.2% to $47.8 million, or 0.53% of total loans at June 30, 2021, as compared to $59.2 million, or 0.64% of total loans at March 31, 2021. The decrease was primarily attributable to the full pay-off of one large commercial loan during the second quarter.

In addition, total loans subject to a payment deferral remained relatively consistent with the prior quarter, amounting to $233.8 million, or 2.6% of total loans at June 30, 2021, with the highest concentration remaining in the accommodation portfolio. The majority of the loans subject to a payment deferral at June 30, 2021 were characterized as current loans. As such, delinquency as a percentage of total loans remained low at 0.11% as of June 30, 2021, representing a decrease of one basis point from the prior quarter. Please refer to Appendix E for additional details regarding loans whose terms have been modified as a result of the COVID-19 pandemic.

The Company recorded credit reserve releases of $5.0 million during the second quarter of 2021, reflecting continued improvement in asset quality metrics and overall macro-economic assumptions. The allowance for credit losses on total loans was $102.4 million at June 30, 2021, or 1.15% of total loans, as compared to $107.5 million at March 31, 2021, or 1.16% of total loans. The allowance for credit losses as a percentage of total loans, excluding PPP loans, was 1.21% and 1.28% at June 30, 2021 and March 31, 2021, respectively. Please refer to Appendix D for information regarding loan exposures within industries deemed highly impacted by the COVID-19 pandemic.

CONFERENCE CALL INFORMATION

Christopher Oddleifson, Chief Executive Officer, Robert Cozzone, Chief Operating Officer, Mark Ruggiero, Chief Financial Officer, and Gerard Nadeau, President and Chief Commercial Banking Officer will host a conference call to discuss second quarter earnings at 10:00 a.m. Eastern Time on Friday, July 23, 2021. Internet access to the call is available on the Company’s website at www.RocklandTrust.com or via telephonic access by dial-in at 1-888-336-7153 reference: INDB. A replay of the call will be available by calling 1-877-344-7529, Replay Conference Number: 10157162 and will be available through August 6, 2021. Additionally, a webcast replay will be available until July 23, 2022.

ABOUT INDEPENDENT BANK CORP.

    Independent Bank Corp. (NASDAQ Global Select Market: INDB) is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Rockland Trust was named to The Boston Globe's "Top Places to Work" 2020 list, an honor earned for the 12th consecutive year. In 2021, Rockland Trust was ranked the #1 Bank in Massachusetts according to Forbes World's Best Banks list for the second year in a row. Rockland Trust has a longstanding commitment to equity and inclusion. This commitment is underscored by initiatives such as Diversity and Inclusion leadership training, a colleague Allyship mentoring program, and numerous Employee Resource Groups focused on providing colleague support and education, reinforcing a culture of mutual respect and advancing professional development, and Rockland Trust's sponsorship of diverse community organizations through charitable giving and employee-based volunteerism. In addition, Rockland Trust is deeply committed to the communities it serves, as reflected in the overall "Outstanding" rating in its most recent Community Reinvestment Act performance evaluation. Rockland Trust offers a wide range of banking, investment, and insurance services. The Bank serves businesses and individuals through approximately 100 retail branches, commercial and residential lending centers, and investment management offices in eastern Massachusetts, including Greater Boston, the South Shore, Cape Cod and Islands, Worcester County, and Rhode Island. Rockland Trust also offers a full suite of mobile, online, and telephone banking services. Rockland Trust is an FDIC member and an Equal Housing Lender. To find out why Rockland Trust is the bank "Where Each Relationship Matters®," please visit RocklandTrust.com.

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of the Company. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “believe,” “future,” “positioned,” “continued,” “will,” “would,” “potential,” or similar statements or variations of such terms. Actual results may differ from those contemplated by these forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•further weakening in the United States economy in general and the regional and local economies within the New England region and the Company’s market area, including future weakening caused by the COVID-19 pandemic;
•the length and extent of economic contraction as a result of the COVID-19 pandemic;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, pandemics or other external events;
•adverse changes or volatility in the local real estate market;
•adverse changes in asset quality and any unanticipated credit deterioration in our loan portfolio including those related to one or more large commercial relationships;
•acquisitions may not produce results at levels or within time frames originally anticipated and may result in unforeseen integration issues or impairment of goodwill and/or other intangibles;
•additional regulatory oversight and related compliance costs, including the additional costs associated with the Company's increase in assets to over $10 billion;
•changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;
•higher than expected tax expense, resulting from failure to comply with general tax laws and changes in tax laws;
•changes in market interest rates for interest earning assets and/or interest bearing liabilities and changes related to the phase-out of LIBOR;
•increased competition in the Company’s market areas;
•adverse weather, changes in climate, natural disasters, the emergence of widespread health emergencies or pandemics, including the magnitude and duration of the COVID-19 pandemic, other public health crises or man-made events could negatively affect our local economies or disrupt our operations, which would have an adverse effect on our business or results of operations;
•a deterioration in the conditions of the securities markets;
•a deterioration of the credit rating for U.S. long-term sovereign debt;
•inability to adapt to changes in information technology, including changes to industry accepted delivery models driven by a migration to the internet as a means of service delivery;
•electronic fraudulent activity within the financial services industry, especially in the commercial banking sector;
•adverse changes in consumer spending and savings habits;
•the effect of laws and regulations regarding the financial services industry;
•changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) generally applicable to the Company’s business;
•the Company's potential judgments, claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory and government actions, including as a result of our participation in and execution of government programs related to the COVID-19 pandemic;
•changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters including, but not limited to, changes to how the Company accounts for credit losses;
•cyber security attacks or intrusions that could adversely impact our businesses; and
•other unexpected material adverse changes in our operations or earnings.

Further, the foregoing factors may be exacerbated by the ultimate impact of the COVID-19 pandemic, which is unknown at this time. Statements about the COVID-19 pandemic and its potential impact on our business, financial condition, liquidity and results of operations may constitute forward-looking statements and are subject to the risk that actual results may differ, possibly materially, from what is reflected in such statements due to factors and future developments that are uncertain, unpredictable and, in many cases, beyond our control, including the scope, duration and extent of the pandemic and any resurgences, actions taken by governmental authorities in response to the pandemic and the direct and indirect impact on the Company’s employees, customers, business and third-parties with which the Company conducts business.

The Company wishes to caution readers not to place undue reliance on any forward-looking statements as the Company’s business and its forward-looking statements involve substantial known and unknown risks and uncertainties described in the Company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q (“Risk Factors”). Except as required by law, the Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise. Any public statements or disclosures by the Company following this release which modify or impact any of the forward-looking statements contained in this release will be deemed to modify or supersede such statements in this release. In addition to the information set forth in this press release, you should carefully consider the Risk Factors.

    This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information includes operating net income and operating earnings per share ("EPS"), operating return on average assets, operating return on average common equity, core net margin, tangible book value per share and the tangible common equity ratio.

Operating net income, operating EPS, operating return on average assets and operating return on average common equity exclude items that management believes are unrelated to the Company's core banking business such as merger and acquisition expenses, and other items, if applicable. Management uses operating net income and related ratios and operating EPS to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such items. Management reviews its core net interest margin to determine any items that may impact the net interest margin that may be one-time in nature or not reflective of its core operating environment, such as out-sized cash balances, unique low-yielding loans originated through government programs in response to the pandemic, or significant purchase accounting adjustments. Management believes that adjusting for these items to arrive at a core margin provides additional insight into the operating environment and how management decisions impact the net interest margin. Similarly, management reviews certain loan metrics such as growth rates and allowance as a percentage of total loans, adjusted to exclude loans that are not considered part of its core portfolio, which includes loans originated in association with government sponsored and guaranteed programs in response to the pandemic, to arrive at adjusted numbers more representative of the core growth of the portfolio and core reserve to loan ratio.

    Management also supplements its evaluation of financial performance with analysis of tangible book value per share (which is computed by dividing stockholders' equity less goodwill and identifiable intangible assets, or "tangible common equity", by common shares outstanding), the tangible common equity ratio (which is computed by dividing tangible common equity by "tangible assets", defined as total assets less goodwill and other intangibles). The Company has included information on tangible book value per share and the tangible common equity ratio because management believes that investors may find it useful to have access to the same analytical tools used by management.  As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in conjunction with business combination accounting principles.  Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

    These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management deems to be noncore and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures, including operating net income, operating EPS, operating return on average assets, operating return on average common equity, core net margin, tangible book value per share and the tangible common equity ratio, are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Contacts:

Chris Oddleifson

President and Chief Executive Officer
(781) 982-6660

Mark J. Ruggiero
Chief Financial Officer and
Chief Accounting Officer
(781) 982-6281

Category: Earnings Releases

INDEPENDENT BANK CORP. FINANCIAL SUMMARY
CONSOLIDATED BALANCE SHEETS
(Unaudited, dollars in thousands)				% Change	% Change
	June 30 2021	March 31 2021	June 30 2020	Jun 2021 vs.	Jun 2021 vs.
				Mar 2021	Jun 2020
Assets
Cash and due from banks	$141,953	$126,651	$131,615	12.08%	7.85%
Interest-earning deposits with banks	2,114,477	1,642,688	974,105	28.72%	117.07%
Securities
Trading	3,439	3,269	2,541	5.20%	35.34%
Equities	22,975	22,419	20,810	2.48%	10.40%
Available for sale	794,516	600,213	420,517	32.37%	88.94%
Held to maturity	861,821	805,529	731,026	6.99%	17.89%
Total securities	1,682,751	1,431,430	1,174,894	17.56%	43.23%
Loans held for sale	25,561	41,632	45,395	(38.60)%	(43.69)%
Loans
Commercial and industrial	1,726,498	2,086,671	2,004,645	(17.26)%	(13.88)%
Commercial real estate	4,251,543	4,177,617	4,071,047	1.77%	4.43%
Commercial construction	496,539	516,362	537,788	(3.84)%	(7.67)%
Small business	182,863	174,211	170,288	4.97%	7.38%
Total commercial	6,657,443	6,954,861	6,783,768	(4.28)%	(1.86)%
Residential real estate	1,240,279	1,241,789	1,431,129	(0.12)%	(13.34)%
Home equity - first position	606,332	610,907	650,922	(0.75)%	(6.85)%
Home equity - subordinate positions	412,076	417,588	469,601	(1.32)%	(12.25)%
Total consumer real estate	2,258,687	2,270,284	2,551,652	(0.51)%	(11.48)%
Other consumer	22,858	21,546	24,228	6.09%	(5.65)%
Total loans	8,938,988	9,246,691	9,359,648	(3.33)%	(4.49)%
Less: allowance for credit losses	(102,357)	(107,549)	(112,176)	(4.83)%	(8.75)%
Net loans	8,836,631	9,139,142	9,247,472	(3.31)%	(4.44)%
Federal Home Loan Bank stock	9,079	10,250	15,090	(11.42)%	(39.83)%
Bank premises and equipment, net	117,435	115,945	122,172	1.29%	(3.88)%
Goodwill	506,206	506,206	506,206	—%	—%
Other intangible assets	20,370	21,689	25,996	(6.08)%	(21.64)%
Cash surrender value of life insurance policies	242,963	241,365	198,124	0.66%	22.63%
Other assets	496,781	496,916	581,431	(0.03)%	(14.56)%
Total assets	$14,194,207	$13,773,914	$13,022,500	3.05%	9.00%
Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing demand deposits	$4,370,852	$4,136,259	$3,694,559	5.67%	18.31%
Savings and interest checking accounts	4,445,903	4,242,235	3,896,024	4.80%	14.11%
Money market	2,352,897	2,346,985	2,034,021	0.25%	15.68%
Time certificates of deposit	817,319	868,045	1,092,217	(5.84)%	(25.17)%
Total deposits	11,986,971	11,593,524	10,716,821	3.39%	11.85%
Borrowings
Federal Home Loan Bank borrowings	35,693	35,717	145,770	(0.07)%	(75.51)%
Long-term borrowings, net	23,425	28,099	37,433	(16.63)%	(37.42)%
Junior subordinated debentures, net	62,852	62,851	62,850	—%	—%
Subordinated debentures, net	49,743	49,720	49,648	0.05%	0.19%
Total borrowings	171,713	176,387	295,701	(2.65)%	(41.93)%
Total deposits and borrowings	12,158,684	11,769,911	11,012,522	3.30%	10.41%
Other liabilities	293,901	288,632	338,286	1.83%	(13.12)%
Total liabilities	12,452,585	12,058,543	11,350,808	3.27%	9.71%
Stockholders' equity
Common stock	329	329	328	—%	0.30%

Additional paid in capital	948,130	946,002	942,685	0.22%	0.58%
Retained earnings	763,596	741,883	676,834	2.93%	12.82%
Accumulated other comprehensive income, net of tax	29,567	27,157	51,845	8.87%	(42.97)%
Total stockholders' equity	1,741,622	1,715,371	1,671,692	1.53%	4.18%
Total liabilities and stockholders' equity	$14,194,207	$13,773,914	$13,022,500	3.05%	9.00%

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, dollars in thousands, except per share data)
	Three Months Ended
				% Change	% Change
	June 30 2021	March 31 2021	June 30 2020	Jun 2021 vs.	Jun 2021 vs.
				Mar 2021	Jun 2020
Interest income
Interest on federal funds sold and short-term investments	$513	$326	$132	57.36%	288.64%
Interest and dividends on securities	7,189	6,632	7,840	8.40%	(8.30)%
Interest and fees on loans	88,814	92,383	91,634	(3.86)%	(3.08)%
Interest on loans held for sale	186	296	359	(37.16)%	(48.19)%
Total interest income	96,702	99,637	99,965	(2.95)%	(3.26)%
Interest expense
Interest on deposits	2,017	2,711	7,027	(25.60)%	(71.30)%
Interest on borrowings	1,331	1,342	1,840	(0.82)%	(27.66)%
Total interest expense	3,348	4,053	8,867	(17.39)%	(62.24)%
Net interest income	93,354	95,584	91,098	(2.33)%	2.48%
Provision for credit losses	(5,000)	(2,500)	20,000	100.00%	(125.00)%
Net interest income after provision for credit losses	98,354	98,084	71,098	0.28%	38.34%
Noninterest income
Deposit account fees	3,822	3,584	2,829	6.64%	35.10%
Interchange and ATM fees	3,068	2,720	5,214	12.79%	(41.16)%
Investment management	8,872	8,304	7,296	6.84%	21.60%
Mortgage banking income	2,705	5,740	5,005	(52.87)%	(45.95)%
Increase in cash surrender value of life insurance policies	1,589	1,323	1,312	20.11%	21.11%
Gain on life insurance benefits	—	258	335	(100.00)%	(100.00)%
Loan level derivative income	116	173	2,864	(32.95)%	(95.95)%
Other noninterest income	4,795	3,144	3,335	52.51%	43.78%
Total noninterest income	24,967	25,246	28,190	(1.11)%	(11.43)%
Noninterest expenses
Salaries and employee benefits	42,635	39,889	37,269	6.88%	14.40%
Occupancy and equipment expenses	8,706	9,273	9,273	(6.11)%	(6.11)%
Data processing and facilities management	1,686	1,665	1,459	1.26%	15.56%
FDIC assessment	775	1,050	503	(26.19)%	54.08%
Merger and acquisition expense	1,731	—	—	100.00%	100.00%
Other noninterest expenses	17,769	17,805	18,103	(0.20)%	(1.84)%
Total noninterest expenses	73,302	69,682	66,607	5.20%	10.05%
Income before income taxes	50,019	53,648	32,681	(6.76)%	53.05%
Provision for income taxes	12,447	11,937	7,779	4.27%	60.01%
Net Income	$37,572	$41,711	$24,902	(9.92)%	50.88%

Weighted average common shares (basic)	33,033,578	32,995,332	32,944,761
Common share equivalents	21,270	30,098	28,098
Weighted average common shares (diluted)	33,054,848	33,025,430	32,972,859

Basic earnings per share	$1.14	$1.26	$0.76	(9.52)%	50.00%
Diluted earnings per share	$1.14	$1.26	$0.76	(9.52)%	50.00%

Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP):
Net income	$37,572	$41,711	$24,902
Noninterest expense components
Add - merger and acquisition expenses	1,731	—	—
Noncore increases to income before taxes	1,731	—	—
Net tax benefit associated with noncore items (1)	(487)	—	—
Noncore increases to net income	1,244	—	—
Operating net income (Non-GAAP)	$38,816	$41,711	$24,902	(6.94)%	55.88%

Diluted earnings per share, on an operating basis	$1.17	$1.26	$0.76	(7.14)%	53.95%

(1) The net tax benefit associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company's combined marginal tax rate to only those items included in net taxable income.

Performance ratios
Net interest margin (FTE)	2.99%	3.25%	3.25%
Return on average assets (GAAP) (calculated by dividing net income by average assets)	1.08%	1.26%	0.79%
Return on average assets on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average assets)	1.12%	1.26%	0.79%
Return on average common equity (GAAP) (calculated by dividing net income by average common equity)	8.70%	9.87%	5.97%
Return on average common equity on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average common equity)	8.98%	9.87%	5.97%

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, dollars in thousands, except per share data)
	Six Months Ended
			% Change
	June 30 2021	June 30 2020	Jun 2021 vs.
			Jun 2020

Interest income
Interest on federal funds sold and short-term investments	$839	$292	187.33%
Interest and dividends on securities	13,821	15,806	(12.56)%
Interest and fees on loans	181,197	190,656	(4.96)%
Interest on loans held for sale	482	591	(18.44)%
Total interest income	196,339	207,345	(5.31)%
Interest expense
Interest on deposits	4,728	17,919	(73.61)%
Interest on borrowings	2,673	4,024	(33.57)%
Total interest expense	7,401	21,943	(66.27)%
Net interest income	188,938	185,402	1.91%
Provision for credit losses	(7,500)	45,000	(116.67)%
Net interest income after provision for credit losses	196,438	140,402	39.91%
Noninterest income
Deposit account fees	7,406	7,799	(5.04)%
Interchange and ATM fees	5,788	10,110	(42.75)%
Investment management	17,176	14,125	21.60%
Mortgage banking income	8,445	5,866	43.97%
Increase in cash surrender value of life insurance policies	2,912	2,588	12.52%
Gain on life insurance benefits	258	692	(62.72)%
Loan level derivative income	289	6,461	(95.53)%
Other noninterest income	7,939	6,984	13.67%
Total noninterest income	50,213	54,625	(8.08)%
Noninterest expenses
Salaries and employee benefits	82,524	74,618	10.60%

Occupancy and equipment expenses	17,979	18,590	(3.29)%
Data processing and facilities management	3,351	3,117	7.51%
FDIC assessment	1,825	503	262.82%
Merger and acquisition expense	1,731	—	100.00%
Other noninterest expenses	35,574	36,619	(2.85)%
Total noninterest expenses	142,984	133,447	7.15%
Income before income taxes	103,667	61,580	68.35%
Provision for income taxes	24,384	9,927	145.63%
Net Income	$79,283	$51,653	53.49%

Weighted average common shares (basic)	33,014,561	33,564,596
Common share equivalents	25,085	31,991
Weighted average common shares (diluted)	33,039,646	33,596,587

Basic earnings per share	$2.40	$1.54	55.84%
Diluted earnings per share	$2.40	$1.54	55.84%

Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP):
Net Income	$79,283	$51,653
Noninterest expense components
Add - merger and acquisition expenses	1,731	—
Noncore increases to income before taxes	1,731	—
Net tax benefit associated with noncore items (1)	(487)	—
Noncore increases to net income	$1,244	$—
Operating net income (Non-GAAP)	$80,527	$51,653	55.90%

Diluted earnings per share, on an operating basis	$2.44	$1.54	58.44%

(1) The net tax benefit associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company's combined marginal tax rate to only those items included in net taxable income.

Performance ratios
Net interest margin (FTE)	3.12%	3.48%
Return on average assets (GAAP) (calculated by dividing net income by average assets)	1.17%	0.86%
Return on average assets on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average assets)	1.19%	0.86%
Return on average common equity (GAAP) (calculated by dividing net income by average common equity)	9.28%	6.10%
Return on average common equity on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average common equity)	9.42%	6.10%

ASSET QUALITY
(Unaudited, dollars in thousands)	Nonperforming Assets At
	June 30 2021	March 31 2021	June 30 2020
Nonperforming loans
Commercial & industrial loans	$20,831	$29,785	$20,736
Commercial real estate loans	9,031	9,635	6,313
Small business loans	558	660	619
Residential real estate loans	12,786	13,392	14,561
Home equity	4,517	5,592	6,437
Other consumer	95	137	148
Total nonperforming loans	47,818	59,201	48,814
Total nonperforming assets	$47,818	$59,201	$48,814

Nonperforming loans/gross loans	0.53%	0.64%	0.52%
Nonperforming assets/total assets	0.34%	0.43%	0.37%
Allowance for credit losses/nonperforming loans	214.06%	181.67%	229.80%
Allowance for credit losses/total loans	1.15%	1.16%	1.20%
Delinquent loans/total loans	0.11%	0.12%	0.24%

	Nonperforming Assets Reconciliation for the Three Months Ended
	June 30 2021	March 31 2021	June 30 2020

Nonperforming assets beginning balance	$59,201	$66,861	$48,040
New to nonperforming	2,233	2,359	8,215
Loans charged-off	(481)	(3,686)	(710)
Loans paid-off	(10,364)	(4,025)	(2,210)
Loans restored to performing status	(2,771)	(2,559)	(4,529)
Other	—	251	8
Nonperforming assets ending balance	$47,818	$59,201	$48,814

	Net Charge-Offs (Recoveries)
	Three Months Ended			Six Months Ended
	June 30 2021	March 31 2021	June 30 2020	June 30 2021	June 30 2020
Net charge-offs (recoveries)
Commercial and industrial loans	$107	$3,267	$(4)	$3,374	$(46)
Commercial real estate loans	—	(57)	—	(57)	—
Small business loans	31	55	33	86	139
Residential real estate loans	—	(1)	—	(1)	(1)
Home equity	24	(13)	(91)	11	(11)
Other consumer	30	92	262	122	503
Total net charge-offs	$192	$3,343	$200	$3,535	$584

Net charge-offs to average loans (annualized)	0.01%	0.15%	0.01%	0.08%	0.01%

	Troubled Debt Restructurings At
	June 30 2021	March 31 2021	June 30 2020
Troubled debt restructurings on accrual status	$19,495	$20,262	$17,741
Troubled debt restructurings on nonaccrual status	20,212	21,167	24,098
Total troubled debt restructurings	$39,707	$41,429	$41,839

BALANCE SHEET AND CAPITAL RATIOS
	June 30 2021	March 31 2021	June 30 2020
Gross loans/total deposits	74.57%	79.76%	87.34%
Common equity tier 1 capital ratio (1)	13.24%	13.16%	12.26%
Tier 1 leverage capital ratio (1)	9.41%	9.63%	9.57%
Common equity to assets ratio GAAP	12.27%	12.45%	12.84%
Tangible common equity to tangible assets ratio (2)	8.89%	8.96%	9.12%
Book value per share GAAP	$52.72	$51.94	$50.75
Tangible book value per share (2)	$36.78	$35.96	$34.59
(1) Estimated number for June 30, 2021.
(2) See Appendix A for detailed reconciliation from GAAP to Non-GAAP ratios.

INDEPENDENT BANK CORP. SUPPLEMENTAL FINANCIAL INFORMATION

(Unaudited, dollars in thousands)	Three Months Ended
	June 30, 2021			March 31, 2021			June 30, 2020
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate
Interest-earning assets
Interest-earning deposits with banks, federal funds sold, and short term investments	$1,882,285	$513	0.11%	$1,321,430	$326	0.10%	$724,634	$132	0.07%
Securities
Securities - trading	3,359	—	—%	2,939	—	—%	2,393	—	—%
Securities - taxable investments	1,514,336	7,184	1.90%	1,250,451	6,627	2.15%	1,206,631	7,831	2.61%
Securities - nontaxable investments (1)	555	6	4.34%	642	6	3.79%	1,145	11	3.86%
Total securities	$1,518,250	$7,190	1.90%	$1,254,032	$6,633	2.15%	$1,210,169	$7,842	2.61%
Loans held for sale	28,279	186	2.64%	49,652	296	2.42%	50,613	359	2.85%
Loans
Commercial and industrial (1)	1,944,026	20,351	4.20%	2,115,069	23,046	4.42%	1,914,830	17,363	3.65%
Commercial real estate (1)	4,196,171	41,532	3.97%	4,156,012	40,376	3.94%	4,051,342	42,371	4.21%
Commercial construction	514,935	4,777	3.72%	555,153	5,283	3.86%	538,767	5,314	3.97%
Small business	178,525	2,302	5.17%	174,320	2,281	5.31%	174,438	2,388	5.51%
Total commercial	6,833,657	68,962	4.05%	7,000,554	70,986	4.11%	6,679,377	67,436	4.06%
Residential real estate	1,226,520	11,058	3.62%	1,271,283	12,436	3.97%	1,474,495	13,801	3.76%
Home equity	1,024,798	8,591	3.36%	1,050,234	8,757	3.38%	1,133,034	10,132	3.60%
Total consumer real estate	2,251,318	19,649	3.50%	2,321,517	21,193	3.70%	2,607,529	23,933	3.69%
Other consumer	22,471	411	7.34%	21,698	432	8.07%	24,971	500	8.05%
Total loans	$9,107,446	$89,022	3.92%	$9,343,769	$92,611	4.02%	$9,311,877	$91,869	3.97%
Total interest-earning assets	$12,536,260	$96,911	3.10%	$11,968,883	$99,866	3.38%	$11,297,293	$100,202	3.57%
Cash and due from banks	142,198			154,870			119,692
Federal Home Loan Bank stock	9,410			10,250			23,175
Other assets	1,258,056			1,241,651			1,287,620
Total assets	$13,945,924			$13,375,654			$12,727,780
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$4,339,645	$384	0.04%	$4,109,747	$423	0.04%	$3,679,729	$1,101	0.12%
Money market	2,347,852	429	0.07%	2,288,030	521	0.09%	1,972,986	1,377	0.28%
Time deposits	843,090	1,204	0.57%	906,613	1,767	0.79%	1,186,189	4,549	1.54%
Total interest-bearing deposits	$7,530,587	$2,017	0.11%	$7,304,390	$2,711	0.15%	$6,838,904	$7,027	0.41%
Borrowings
Federal Home Loan Bank borrowings	35,704	191	2.15%	35,785	188	2.13%	339,393	433	0.51%
Long-term borrowings	23,417	94	1.61%	28,247	111	1.59%	71,629	343	1.93%
Junior subordinated debentures	62,852	429	2.74%	62,851	426	2.75%	62,849	446	2.85%
Subordinated debentures	49,730	618	4.98%	49,705	617	5.03%	49,635	618	5.01%
Total borrowings	$171,703	$1,332	3.11%	$176,588	$1,342	3.08%	$523,506	$1,840	1.41%
Total interest-bearing liabilities	$7,702,290	$3,349	0.17%	$7,480,978	$4,053	0.22%	$7,362,410	$8,867	0.48%
Noninterest-bearing demand deposits	4,237,135			3,895,447			3,371,262
Other liabilities	273,449			285,857			315,979
Total liabilities	$12,212,874			$11,662,282			$11,049,651
Stockholders' equity	1,733,050			1,713,372			1,678,129

Total liabilities and stockholders' equity	$13,945,924			$13,375,654			$12,727,780

Net interest income		$93,562			$95,813			$91,335

Interest rate spread (2)			2.93%			3.16%			3.09%

Net interest margin (3)			2.99%			3.25%			3.25%

Supplemental Information
Total deposits, including demand deposits	$11,767,722	$2,017		$11,199,837	$2,711		$10,210,166	$7,027
Cost of total deposits			0.07%			0.10%			0.28%
Total funding liabilities, including demand deposits	$11,939,425	$3,349		$11,376,425	$4,053		$10,733,672	$8,867
Cost of total funding liabilities			0.11%			0.14%			0.33%

(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $209,000, $229,000, and $237,000 for the three months ended June 30, 2021, March 31, 2021, and June 30, 2020, respectively, determined by applying the Company's marginal tax rates in effect during each respective quarter.
(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

	Six Months Ended
	June 30, 2021			June 30, 2020
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
Interest-earning assets
Interest earning deposits with banks, federal funds sold, and short term investments	$1,603,407	$839	0.11%	$398,593	$292	0.15%
Securities
Securities - trading	3,150	—	—%	2,328	—	—%
Securities - taxable investments	1,383,122	13,811	2.01%	1,198,298	15,788	2.65%
Securities - nontaxable investments (1)	599	12	4.04%	1,191	23	3.88%
Total securities	$1,386,871	$13,823	2.01%	$1,201,817	$15,811	2.65%
Loans held for sale	38,907	482	2.50%	39,329	591	3.02%
Loans
Commercial and industrial (1)	2,029,075	43,397	4.31%	1,659,014	34,303	4.16%
Commercial real estate (1)	4,176,202	81,908	3.96%	4,031,734	88,222	4.40%
Commercial construction	534,933	10,060	3.79%	547,254	12,215	4.49%
Small business	176,434	4,583	5.24%	174,553	4,950	5.70%
Total commercial	6,916,644	139,948	4.08%	6,412,555	139,690	4.38%
Residential real estate	1,248,778	23,494	3.79%	1,517,667	28,420	3.77%
Home equity	1,037,446	17,348	3.37%	1,134,983	21,959	3.89%
Total consumer real estate	2,286,224	40,842	3.60%	2,652,650	50,379	3.82%
Other consumer	22,087	843	7.70%	26,406	1,072	8.16%
Total loans	$9,224,955	$181,633	3.97%	$9,091,611	$191,141	4.23%
Total interest-earning assets	$12,254,140	$196,777	3.24%	$10,731,350	$207,835	3.89%
Cash and due from banks	148,499			121,199
Federal Home Loan Bank stock	9,828			18,937
Other assets	1,249,898			1,227,199
Total assets	$13,662,365			$12,098,685
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$4,225,331	$807	0.04%	$3,475,223	$3,035	0.18%
Money market	2,318,106	950	0.08%	1,922,495	4,550	0.48%
Time deposits	874,676	2,971	0.68%	1,266,540	10,334	1.64%
Total interest-bearing deposits	$7,418,113	$4,728	0.13%	$6,664,258	$17,919	0.54%
Borrowings
Federal Home Loan Bank borrowings	35,746	379	2.14%	235,309	961	0.82%
Long-term borrowings	25,818	205	1.60%	73,271	904	2.48%
Junior subordinated debentures	62,851	855	2.74%	62,849	924	2.96%
Subordinated debentures	49,717	1,235	5.01%	49,623	1,235	5.00%
Total borrowings	$174,132	$2,674	3.10%	$421,052	$4,024	1.92%
Total interest-bearing liabilities	$7,592,245	$7,402	0.20%	$7,085,310	$21,943	0.62%
Noninterest-bearing demand deposits	4,067,235			3,025,990
Other liabilities	279,620			283,724
Total liabilities	$11,939,100			$10,395,024
Stockholders' equity	1,723,265			1,703,661

Total liabilities and stockholders' equity	$13,662,365			$12,098,685

Net interest income		$189,375			$185,892

Interest rate spread (2)			3.04%			3.27%

Net interest margin (3)			3.12%			3.48%

Supplemental Information
Total deposits, including demand deposits	$11,485,348	$4,728		$9,690,248	$17,919
Cost of total deposits			0.08%			0.37%
Total funding liabilities, including demand deposits	$11,659,480	$7,402		$10,111,300	$21,943
Cost of total funding liabilities			0.13%			0.44%
(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $438,000 and $490,000 for the six months ended June 30, 2021 and 2020, respectively.
(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

APPENDIX A: NON-GAAP Reconciliation of Balance Sheet Metrics

(Unaudited, dollars in thousands, except per share data)

    The following table summarizes the calculation of the Company's tangible common equity to tangible assets ratio, tangible book value per share, and loan and allowance metrics, exclusive of PPP loan balances at the dates indicated:

	June 30 2021	March 31 2021	June 30 2020
Tangible common equity	(Dollars in thousands, except per share data)
Stockholders' equity (GAAP)	$1,741,622	$1,715,371	$1,671,692	(a)
Less: Goodwill and other intangibles	526,576	527,895	532,202
Tangible common equity	$1,215,046	$1,187,476	$1,139,490	(b)
Tangible assets
Assets (GAAP)	$14,194,207	$13,773,914	$13,022,500	(c)
Less: Goodwill and other intangibles	526,576	527,895	532,202
Tangible assets	$13,667,631	$13,246,019	$12,490,298	(d)

Common Shares	33,037,859	33,024,882	32,942,110	(e)

Common equity to assets ratio (GAAP)	12.27%	12.45%	12.84%	(a/c)
Tangible common equity to tangible assets ratio (Non-GAAP)	8.89%	8.96%	9.12%	(b/d)
Book value per share (GAAP)	$52.72	$51.94	$50.75	(a/e)
Tangible book value per share (Non-GAAP)	$36.78	$35.96	$34.59	(b/e)

Total loans (GAAP)	$8,938,988	$9,246,691	$9,359,648
Total loans, excluding PPP (Non-GAAP)	$8,456,338	$8,400,390	$8,566,665

Allowance as a % of total loans (GAAP)	1.15%	1.16%	1.20%
Allowance as a % of total loans, excluding PPP (Non-GAAP)	1.21%	1.28%	1.31%

APPENDIX B: Non-GAAP Reconciliation of Earnings Metrics

(Unaudited, dollars in thousands)

    The following table summarizes the impact of noncore items on the Company's calculation of noninterest income and noninterest expense, as well as the impact of noncore items on noninterest income as a percentage of total revenue and the efficiency ratio for the periods indicated:

	Three Months Ended			Six Months Ended
	June 30 2021	March 31 2021	June 30 2020	June 30 2021	June 30 2020
Net interest income (GAAP)	$93,354	$95,584	$91,098	$188,938	$185,402	(a)

Noninterest income (GAAP)	$24,967	$25,246	$28,190	$50,213	$54,625	(b)
Noninterest income on an operating basis (Non-GAAP)	$24,967	$25,246	$28,190	$50,213	$54,625	(c)

Noninterest expense (GAAP)	$73,302	$69,682	$66,607	$142,984	$133,447	(d)
Less:
Merger and acquisition expense	1,731	—	—	1,731	—
Noninterest expense on an operating basis (Non-GAAP)	$71,571	$69,682	$66,607	$141,253	$133,447	(e)

Total revenue (GAAP)	$118,321	$120,830	$119,288	$239,151	$240,027	(a+b)
Total operating revenue (Non-GAAP)	$118,321	$120,830	$119,288	$239,151	$240,027	(a+c)

Ratios
Noninterest income as a % of total revenue (GAAP based)	21.10%	20.89%	23.63%	21.00%	22.76%	(b/(a+b))
Noninterest income as a % of total revenue on an operating basis (Non-GAAP)	21.10%	20.89%	23.63%	21.00%	22.76%	(c/(a+c))
Efficiency ratio (GAAP based)	61.95%	57.67%	55.84%	59.79%	55.60%	(d/(a+b))
Efficiency ratio on an operating basis (Non-GAAP)	60.49%	57.67%	55.84%	59.06%	55.60%	(e/(a+c))

APPENDIX C: Net Interest Margin Analysis & Non-GAAP Reconciliation of Core Margin

	2021			2021
	Q2			Q1
	Volume	Interest	Margin Impact	Volume	Interest	Margin Impact
	(Dollars in thousands)
Reported total (GAAP)	$12,535,962	$93,564	2.99%	$11,968,884	$95,812	3.25%
Core adjustments:
PPP volume @ 1%	(717,847)	(1,794)		(837,986)	(2,081)
PPP fee amortization		(7,217)		—	(9,487)
Total PPP impact	(717,847)	(9,011)	(0.12)%	(837,986)	(11,568)	(0.18)%
Acquisition fair value accretion		(1,664)	(0.06)%		(1,731)	(0.06)%
Nonaccrual interest		33	—%		28	—%
Other noncore adjustments		(410)	(0.01)%		(626)	(0.02)%
Core margin (Non-GAAP)*	$11,818,115	$82,512	2.80%	$11,130,898	$81,915	2.99%

*The presentation above has changed as compared to previously reported periods to include the entire cash balance impact in the “core margin” results.

APPENDIX D: Commercial Loan Portfolio Characteristics

Commercial Industries Highly Impacted by COVID-19 Pandemic

    While Rockland Trust is unable to know with certainty the direct, indirect, and likely far-reaching impacts of the COVID-19 pandemic, we continue to monitor daily the loan balances and the loan exposures for commercial loan categories we have deemed to be highly impacted by the pandemic (i.e., Accommodations, Food Services, Retail Trade, Other Services (except Public Administration) and Arts, Entertainments & Recreation). We do not have any material loan exposure to the Oil & Gas, Casino & Gambling, Aviation, or Cruise Line industries.

    The table below provides total outstanding balances of commercial loans as of June 30, 2021, within industries that we have deemed to be highly impacted by the COVID-19 pandemic:

Highly Impacted COVID-19 Industries - Balances

June 30, 2021
(Dollars in thousands)
Accommodations	$400,463
Food Services	136,613
Retail Trade	528,404
Other Services (except Public Administration)	146,270
Arts, Entertainment, and Recreation	96,837
Total (1)	$1,308,587
(1)Amounts presented above exclude $144.2 million of outstanding PPP loans.

Highly Impacted COVID-19 Industries - Details
June 30, 2021
(Dollars in thousands)
Accommodations
Balance	$400,463
Average borrower loan size	$4,200
% secured by real estate	99.8%
Weighted average loan to value	54.1%
Other information:
–The accommodation portfolio consists of 68 properties representing a combination of flagged (59%) and non-flagged (41%) hotels, motels and inns.
–Loans secured by hotel properties deemed to be located in areas of leisure comprise $166.1 million, or 42% of the hotel portfolio.
–Approximately 89% of the balances outstanding are secured by properties located within the six New England states with the largest concentration in Massachusetts (58%).

Food Services
Balance	$136,613
Average borrower loan size	$360
% secured by real estate	70.3%
Weighted average loan to value	49.8%
Other information:
–The food services portfolio includes full-service restaurants (59%), limited service restaurants and fast food (39%), and other types of food service (caterers, bars, mobile food service 2%).

Retail Trade
Balance	$528,404
Average borrower loan size	$498
% secured by real estate	43.0%
Weighted average loan to value	57.3%
Other information:
–The retail trade portfolio consists broadly of food and beverage stores (46%), motor vehicle and parts dealers (25%), gasoline stations (14%). All other retailers account for 15% of the current outstanding balance.

–Collateral for these loans varies and may consist of real estate, motor vehicles inventories, other types of inventories and general business assets.

Other Services (except Public Administration)
Balance	$146,270
Average borrower loan size	$258
% secured by real estate	52.6%
Weighted average loan to value	51.2%
Other information:
–The other services portfolio consists of various for-profit and not-for-profit services diversified across religious, civic and social service organizations (41%), repair and maintenance business (31%) and other personal services, including beauty salons, laundry services, pet care and other types of services (28%).

Arts, Entertainment, and Recreation
Balance	$96,837
Average borrower loan size	$775
% secured by real estate	84.2%
Weighted average loan to value	52.1%
Other information:
–Amusement, gambling and recreational industries make up a majority of this category (94%) and include amusement/theme parks, bowling centers, fitness centers, golf courses, marinas, and other recreational industries. Other industries including museums, performing arts, and spectator sports account for the remaining outstanding balances (6%).

Other Commercial Loan Portfolio Characteristics

    Average total loan size varies across the commercial portfolio with commercial real estate loans having an average size of $1.1 million, commercial and industrial loans having an average loan size of $134,000 and small business loans, which are each under $5.0 million, having an average loan size of $33,000. Additional details are provided below regarding loan sizes of the commercial real estate and commercial and industrial portfolios as of June 30, 2021:

Commercial Real Estate (Including Construction)
	<$5M	$5-10M	$10-20M	>$20M	Total
Dollar Amount (in '000s)	$2,630,121	$901,529	$773,225	$443,207	$4,748,082
# of loans	4,040	129	57	18	4,244

Commercial and Industrial (Including PPP)
	<$5M	$5-10M	$10-20M	>$20M	Total
Dollar Amount (in '000s)	$1,213,192	$212,666	$273,974	$26,666	$1,726,498
# of loans	12,797	32	20	1	12,850

APPENDIX E: COVID-19 Related Modifications Details

Deferrals by Modification Type
	Deferral of Principal and Interest	Deferral of Principal Only	Total Deferrals	Total Portfolio	% Deferral
	(Dollars in thousands)
Commercial and industrial	$—	$1,972	$1,972	$1,726,498	0.1%
Commercial real estate (1)	590	230,589	231,179	4,748,082	4.9%
Business banking	—	636	636	182,863	0.3%
Residential real estate	—	—	—	1,240,279	—%
Home equity	—	—	—	1,018,408	—%
Consumer	—	—	—	22,858	—%
Total active deferrals as of June 30, 2021	$590	$233,197	$233,787	$8,938,988	2.6%
(1) Balances include commercial construction deferrals.

Deferrals by Industry
June 30, 2021
(Dollars in thousands)
Highly Impacted Industries
Accommodation	$176,721
Food Services	262
Arts, Entertainment, and Recreation	14,181
Total Highly Impacted Industries	191,164

Other Industries
Real Estate and Leasing	41,123
Transportation and Warehousing	578
All Other Industries	922
Total Other Industries	42,623
Grand Total	$233,787